Exhibit 16(5)

Brett Agnew Vice President- Associate General Counsel 8300 Mills Civic Parkway, West Des Moines, IA 50266 Phone: 515-327-5890 | Department Fax: 515-221-4813 bagnew@sfgmembers.com

April 29, 2022

Midland National Life Insurance Company

8300 Mills Civic Parkway

West Des Moines, Iowa 50266-1071

Re:	Midland National Life Insurance Company

Registration Statements on Form S-1 and Form N-4

File Nos. 333-262682; 811-07772; and 333-262702

Ladies and Gentlemen:

This opinion is furnished in connection with the filing by Midland National Life Insurance Company (the “Company”) of the above-referenced Registration Statements under the Securities Act of 1933 for the Flexible Premium Deferred Registered Index Linked and Variable Annuity (the “Contracts”) offered and funded by the Company. I have examined, or persons on my staff have examined such documents and laws as I considered necessary and appropriate. On the basis of such examination, it is my opinion that:

1.

The Company was organized in accordance with the laws of the state of South Dakota and re-domesticated in accordance with the laws of the state of Iowa and is a duly authorized stock life insurance company under the laws of Iowa and the laws of those states in which the Company is admitted to do business.

2.	The Company is authorized to issue the Contracts in those states in which it is admitted and where the issuance and sale of the Contracts is authorized by each applicable state insurance regulator.

3.

Each Contract, when issued and sold pursuant to the terms described in the Registration Statements, and when authorized for issue and sale by each applicable state insurance regulator, will constitute validly issued and binding obligations enforceable against the Company in accordance with the terms of the Contract, subject, as to enforceability, to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other laws affecting creditors’ rights generally from time to time in effect and to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

I hereby consent to the use of this opinion as an exhibit to said Registration Statements.

Sincerely,

/s/ Brett Agnew
Brett L. Agnew
General Counsel

MidlandNational.com